SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 16, 2003

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated April 16, 2003.

Item 9.         Regulation FD Disclosure.

On April 16, 2003, FNBH Bancorp, Inc. issued a press release announcing results for the quarter ended March 31, 2003. A copy of the press release is attached as Exhibit 99.1.

This information furnished under “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2003	FNBH BANCORP, INC. (Registrant)
	By:	/s/ Janice Trouba Janice Trouba Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 16, 2003 with respect to First Quarter Earnings and Dividend

EXHIBIT 99.1

FNBH Bancorp Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced the results for the first quarter ended March 31, 2003. Net income was $1,318,000, a 16.4% decline over last year’s earnings of $1,576,000. Basic and diluted net income per share was $.42, a decrease of $.08 (16.7%) compared to the same period last year. Per share data for the prior year has been restated to reflect a 2 for 1 stock split, payable as a dividend of one share for each share of company stock held of record July 1, 2002, paid July 10, 2002. Return on equity fell to 13.97% compared to 19.08% last year and return on assets showed similar results, decreasing to 1.28% compared to 1.62% last year.

The decrease in earnings was caused primarily by the provision for loan losses of $325,000 in the first quarter of 2003. There was no provision in the first quarter of 2002. The provision was increased in 2003 based on an analysis of losses inherent in the loan portfolio which is being affected by the current economy and higher non-performing loans in 2003. In 2002 the analysis did not indicate a need for a provision based on the factors present at that time.

Offsetting the increase in loan loss provision was an increase in net interest income of $233,000 (5.5%), increased non interest income of $142,000 (17.8%) and a reduction in Federal income taxes of $110,000 (16.1%). Partially offsetting these increases was an increase in non interest expense of $418,000 (14.9%).

The increase in net interest income was primarily due to growth in average earning assets of $30.6 million and a lower cost of funding in 2003. The increase in net interest income would have been greater except that the tax equivalent interest yield on earning assets declined to 6.44% compared to 7.19% the previous year. The net interest margin for the quarter ended March 31, 2003 was 4.67% compared to 4.81% at March 31, 2002. The increase in non-interest income was the result of a larger volume of mortgage loan sales resulting in increased gains and increased service fees due to overall growth of the Bank. Non-interest expense increased primarily due to the cost of a new branch as well as costs for the new operations center that opened in January 2003. The federal income tax accrual decreased due to decreased earnings.

At March 31, 2003 assets totaled $414 million, an increase of 5.4% over March 31, 2002. Loans increased to $335 million, a 10.1% increase over the previous year. Major growth was in commercial loans up 10.1%, mortgages up 13.4%, and consumer loans up 7.0%. Deposits increased to $367 million, a 9.4% increase since March 31, 2002. The Company continues to enjoy a strong capital position with a 14.5% increase in capital since March 31, 2002.

At March 31, 2003 non-performing loans totaled $6,409,000 compared to $ 4,097,000 at December 31, 2002, and $2,230,000 at March 31, 2002. Impaired loans totaled approximately $10,300,000 at March 31, 2003 compared to $ 9,300,000 at December 31, 2002, and $8,900,000 at March 31, 2002.

First National Bank has been the bank for Livingston County for over 100 years and has eight branches throughout the county. The Company’s stock price can be found on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes at (800)800-4693.